Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:  Terrance M. McCarthy                    Lisa K. Vansickle
           President and                           Senior Vice President and
           Chief Executive Officer                 Chief Financial Officer
           First Banks, Inc.                       First Banks, Inc.
           (314) 592-5000                          (314) 592-5000


Traded:    NYSE
Symbol:    FBSPrA  - (First Preferred Capital Trust IV, an  affiliated  trust of
                     First Banks, Inc.)

FOR IMMEDIATE RELEASE:

             First Banks, Inc. Announces First Quarter 2007 Earnings

         St. Louis, Missouri, April 26, 2007. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $19.2 million for the three months ended March 31, 2007, compared to $29.0 million for the comparable period in 2006. Return on average assets and return on average stockholders' equity for the first quarter of 2007 were 0.77% and 9.62%, respectively, compared to 1.26% and 16.91% for the comparable period in 2006.

         Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, "Our financial results for the first quarter of 2007 compared to the same period last year reflect the impact of higher noninterest expense levels, compression of our net interest margin and an increase in the provision for loan losses. Our net interest margin declined 15 basis points to 4.15% for the first quarter of 2007 compared to 4.30% for the same quarter last year primarily resulting from increased interest expense on our deposit portfolio driven by highly competitive pricing within our markets." Noninterest expenses increased $10.9 million to $85.7 million for the first quarter of 2007 from $74.8 million for the same period last year. Mr. McCarthy commented, "Our increased noninterest expense levels were anticipated and are commensurate with the significant expansion of our banking franchise during 2006 and 2007 through the acquisitions of banks and other financial service companies in our key markets and the opening of three de novo branch offices during the first quarter of 2007. Furthermore, while we successfully reduced our nonperforming assets by 44% during 2006, we experienced an increase in our nonperforming assets of nearly 29% during the first quarter of 2007, primarily due to deterioration in two residential construction projects and repurchases of certain residential mortgage loans by our mortgage banking operation resulting from current market conditions within the industry. We will continue our efforts throughout 2007 to reduce the level of our nonperforming assets, while we work to control noninterest expense levels, grow fee income and strengthen our net interest margin." Mr. McCarthy added, "During the quarter, we significantly expanded our banking franchise in Houston, Texas, with the completion of our acquisition of Royal Oaks Bancshares, Inc. and its wholly owned banking subsidiary, Royal Oaks Bank, ssb, on February 28, 2007. This transaction added $206.9 million in assets and six branch banking offices."

         Total assets increased $226.6 million to $10.39 billion at March 31, 2007, from $10.16 billion at December 31, 2006, primarily attributable to acquisition growth as well as organic growth. Loans, net of unearned discount, increased $265.6 million to $7.93 billion at March 31, 2007, from $7.67 billion at December 31, 2006, reflecting internal growth and the addition of $175.5 million of loans associated with the acquisition of Royal Oaks Bank. The investment portfolio decreased $197.7 million during the first quarter of 2007 to $1.27 billion at March 31, 2007, primarily as a result of maturities of investment securities, and the reinvestment of these funds in short-term investments, which increased $142.0 million during the first quarter of 2007. Deposits increased $257.4 million to $8.70 billion at March 31, 2007, from $8.44 billion at December 31, 2006, reflecting growth in savings and money market deposits through enhanced product campaigns, as well as growth in time deposits. The acquisition of Royal Oaks Bank provided total deposits of $159.1 million. The Company reduced its notes payable by $25.0 million during the first quarter of 2007 through principal repayments and on February 23, 2007, the Company issued $25.8 million of subordinated debentures in a private placement through a newly formed statutory trust to provide supplementary capital resources for continued growth and general corporate purposes.

         Net interest income increased to $94.9 million for the three months ended March 31, 2007, compared to $90.9 million for the comparable period in 2006. Net interest margin declined to 4.15% for the three months ended March 31, 2007, compared to 4.30% for the same period in 2006. The decrease in net interest margin during the first quarter of 2007 primarily resulted from an increase in higher priced deposits driven by competitive conditions within the market. The average rates paid on interest-bearing deposits increased 88 basis points to 3.68% for the first three months of 2007, from 2.80% for the same period in 2006, while the average yield earned on interest-earning assets increased 55 basis points to 7.51% for the first quarter of 2007, from 6.96% for the same period in 2006, contributing to a compression of the Company's net interest margin. Average interest-earning assets increased $695.5 million, or 8%, to $9.30 billion for the three months ended March 31, 2007, from $8.61 billion for the comparable period in 2006, reflecting an increase in average loans of $665.8 million and an increase in average short-term investments of $51.8 million, partially offset by a decrease in average investment securities of $22.1 million. Average deposits increased $743.9 million for the three months ended March 31, 2007, compared to the same period in 2006. Average other borrowings and notes payable, in aggregate, decreased $136.4 million for the three months ended March 31, 2007, and average subordinated debentures increased $80.1 million for the three months ended March 31, 2007, compared to the same period in 2006, reflecting a decrease of $56.3 million in the overall level of short-term and long term borrowings.

         Nonperforming assets were $71.0 million at March 31, 2007, compared to $55.2 million at December 31, 2006. Nonperforming loans were $62.5 million, or 0.79% of loans, net of unearned discount, at March 31, 2007, compared to $48.7 million, or 0.64% of loans, net of unearned discount, at December 31, 2006. The increase in nonperforming loans primarily resulted from the deterioration of two residential construction projects totaling $10.2 million and the placement of these credits on nonaccrual status. The increase also resulted from increased levels of delinquencies within the Company's one-to-four family residential portfolio driven by current market conditions and repurchases of certain residential mortgage loans sold with recourse that were placed back into the Company's one-to-four family residential loan portfolio, as well as the global impact of sub-prime products experienced throughout the mortgage banking industry. The Company's involvement in the sub-prime market has been limited to origination and subsequent sale of these loans in the secondary market. In March 2007, the Company recognized loan charge-offs of $3.5 million in conjunction with the transfer of approximately $17.5 million of repurchased residential mortgage loans to the loans held for sale portfolio, including approximately $13.1 million of loans on nonaccrual status.

         The allowance for loan losses was $142.1 million at March 31, 2007, compared to $145.7 million at December 31, 2006, representing 1.79% and 1.90% of loans, net of unearned discount, respectively, and 227.37% and 299.05% of nonperforming loans, respectively. The Company recorded a provision for loan losses of $3.5 million and $1.0 million for the three months ended March 31, 2007 and 2006, respectively. The increase in the provision for loan losses in 2007 was driven by increased loan charge-offs, an increase in nonperforming loans and growth within the loan portfolio. The Company recorded net loan charge-offs of $10.0 million for the first three months of 2007, including $5.5 million of charge-offs associated with the one-to-four family residential portfolio, of which $3.5 million was recorded in conjunction with the transfer of certain repurchased residential mortgage loans to the loans held for sale portfolio, as previously discussed. Net loan charge-offs for 2007 also include a charge-off of $2.5 million on a residential development and construction credit relationship. The Company recorded net loan recoveries of $3.3 million for the first three months of 2006, primarily as a result of a $5.0 million recovery on the payoff of a single nonperforming loan.

         Noninterest income was $24.6 million and $25.5 million for the three months ended March 31, 2007 and 2006, respectively. Noninterest income for the first quarter of 2007 reflects commission fee income of $1.7 million associated with the Company's insurance brokerage agency acquired on March 31, 2006. The decline in noninterest income reflects significantly reduced gains on loans sold and held for sale and reduced fee income from the Company's institutional money management subsidiary. Gains on loans sold and held for sale for the first quarter of 2006 include a $1.7 million gain on the sale of certain nonperforming loans and $1.2 million of increased loan servicing income generated from the capitalization of mortgage servicing rights related to the securitization of $77.1 million of residential mortgage loans. Noninterest income for the first quarter of 2006 also includes a $1.5 million gain on the sale of a parcel of other real estate, partially offset by a $2.4 million pre-tax loss on the sale of investment securities in conjunction with the termination of $150.0 million of term repurchase agreements.

         Noninterest expense was $85.7 million and $74.8 million for the three months ended March 31, 2007 and 2006, respectively. The increased expense levels were commensurate with the Company's significant expansion of its branch office network and employee base following the completion of numerous acquisitions of banks and branch offices in 2006 and 2007, the acquisition of an insurance premium financing company and an insurance brokerage agency in 2006, and the opening of three de novo branch offices in 2007. First Banks' full-time equivalent employee base increased nearly 16% from March 31, 2006 to March 31, 2007 and its acquisition and de novo activities during 2006 and 2007 added an aggregate of 21 branch offices. The primary increases in noninterest expenses included salaries and employee benefits expenses, which increased $5.7 million; occupancy and furniture and equipment expenses, which increased $1.8 million; and amortization of intangible assets, which increased $1.4 million.

         First Banks had assets of $10.39 billion at March 31, 2007 and currently operates 196 branch banking offices in California, Illinois, Missouri and Texas.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak
 ------------------
only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.


                                        FIRST BANKS, INC.
                                        FINANCIAL SUMMARY
                               (in thousands, except per share data)
                                          (unaudited)


                                      Selected Operating Data


                                                                               Three Months Ended
                                                                                    March 31,
                                                                           ---------------------------
                                                                              2007             2006
                                                                              ----             ----

   Interest income.....................................................    $ 171,827          147,234
   Interest expense....................................................       76,966           56,368
                                                                           ---------         --------
       Net interest income.............................................       94,861           90,866
   Provision for loan losses...........................................        3,500            1,000
                                                                           ---------         --------
       Net interest income after provision for loan losses.............       91,361           89,866
                                                                           ---------         --------
   Noninterest income..................................................       24,583           25,497
   Noninterest expense.................................................       85,701           74,815
                                                                           ---------         --------
       Income before provision for income taxes and
           minority interest in income (loss) of subsidiary............       30,243           40,548
   Provision for income taxes..........................................       10,950           11,703
                                                                           ---------         --------
       Income before minority interest in income (loss) of subsidiary..       19,293           28,845
   Minority interest in income (loss) of subsidiary....................           70             (158)
                                                                           ---------         --------
       Net income......................................................    $  19,223           29,003
                                                                           =========         ========

   Basic earnings per common share.....................................    $  804.12         1,217.49
                                                                           =========         ========

   Diluted earnings per common share...................................    $  799.23         1,202.46
                                                                           =========         ========


                                      Selected Financial Data

                                                                            March 31,      December 31,
                                                                              2007             2006
                                                                              ----             ----

   Total assets........................................................  $10,385,356       10,158,714
   Investment securities...............................................    1,267,285        1,464,946
   Loans, net of unearned discount.....................................    7,932,129        7,666,481
   Allowance for loan losses...........................................      142,148          145,729
   Goodwill and other intangible assets................................      319,537          295,382
   Deposits............................................................    8,700,470        8,443,086
   Other borrowings....................................................      374,827          373,899
   Notes payable.......................................................       40,000           65,000
   Subordinated debentures.............................................      327,921          297,966
   Stockholders' equity................................................      826,180          800,435
   Nonperforming assets................................................       71,023           55,163


                                     Selected Financial Ratios

                                                                                 Three Months Ended
                                                                                      March 31,
                                                                              ------------------------
                                                                                2007            2006
                                                                                ----            ----

   Return on average assets............................................         0.77%           1.26%
   Return on average equity............................................         9.62           16.91
   Net interest margin.................................................         4.15            4.30
   Efficiency ratio....................................................        71.75           64.29
